Exhibit 10.36

EXECUTION COPY

AGREEMENT RELATING TO

TERMINATION OF ADVISORY AGREEMENT

THIS AGREEMENT is dated as of March 21, 2012 (this “Agreement”) and is between Chuy’s Opco, Inc., a Delaware corporation (the “Company”), and Goode Partners LLC, a Delaware limited liability company (the “Advisor”).

RECITALS

WHEREAS, pursuant to a letter agreement (the “Advisory Agreement”), dated as of November 7, 2006, the Company engaged the Advisor for the provision of financial advisory services;

WHEREAS, during the course of the Advisory Agreement, the Advisor has provided significant and specific expertise to the Company in connection with the development and implementation of the Company’s annual business plan and the Company’s ongoing business and financial matters, including operating and cash flow requirements, corporate liquidity and other ordinary and necessary corporate finance concerns (including acquisition, advisory and finance matters and any public or private offering of securities);

WHEREAS, pursuant to Section 8(B) of the Advisory Agreement, the Advisor has elected to terminate the Advisory Agreement effective upon the consummation of the financing contemplated to close on or about March 21, 2012 (the “Financing”);

WHEREAS, the Company has decided to waive the five day prior written notice required under Section 8(B) of the Advisory Agreement;

WHEREAS, the Advisor and the Company have negotiated a termination payment in satisfaction of the Company’s obligations under the Advisory Agreement; and

WHEREAS, following the consummation of the Financing, the Advisor will no longer be obligated to provide future services to the Company pursuant to the Advisory Agreement.

NOW, THEREFORE, in consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.	Termination. Effective upon the payment of the Termination Fee (as defined below), the Company and the Advisor hereby terminate the Advisory Agreement and all obligations thereunder (other than the Company’s obligations pursuant to Sections 3, 7, and Schedule I). In consideration for such termination, the Company hereby agrees to pay (or cause one of its subsidiaries to pay) to the Advisor the sum of $2,000,000.00 in cash (the “Termination Fee”). The Termination Fee shall be paid by wire transfer in same-day funds to the bank account designated by the Advisor.

2.	Waiver. Effective upon the consummation of the Financing, the Company waives the five day prior written notice required by Section 8(B).

3.	Representations and Warranties. Each party hereto represents and warrants that the execution and delivery of this Agreement by such party has been duly authorized by all necessary action of such party.

4.	Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same Agreement.

5.	Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The Company and Advisor hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the federal courts of the Southern District of New York and New York state courts sitting in New York City for any actions, suits or proceedings arising out of or relating to this Advisory Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court). The Company and Advisor hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Advisory Agreement or the transactions contemplated hereby in the federal courts of the Southern District of New York and New York state courts sitting in New York City, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

6.	Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

WITNESS THEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

CHUY’S OPCO, INC.

By:	/s/ Jon W. Howie
Name: Jon W. Howie Title: Chief Financial Officer

GOODE PARTNERS LLC

By:	/s/ Joe Ferriera
Name: Joe Ferriera Title: Partner

Termination Agreement - Chuy’s Holdings, Inc